Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

PFSweb, Inc.
Irving, TX

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-258602 and 333-239665) of PFSweb, Inc. of our report dated May 9, 2022, relating to the consolidated financial statements of PFSweb, Inc. which appear in this Form 10-K.

/s/ BDO USA, LLP

Dallas, TX
March 14, 2023